Exhibit 107

Calculation of Filing Fee Tables

424(h)

(Form Type)

WFN Credit Company, LLC

(Exact Name of Registrant as Specified in its Charter)

Central Index Key Number of Registrant: 0001139552

Table 1: Newly Registered and Carry Forward Securities(1)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Asset-Backed Securities	Asset-Backed Notes

Fees to Be Paid	Other	Collateral Certificate(2)

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities	Asset-Backed Securities	Asset-Backed Notes	415(a)(6)	$1,692,363,360.37	100%	$1,692,363,360.37			SF-3	333-230197	May 10, 2019	$205,114.44

	Total Offering Amounts(1)(3)					$1,692,363,360.37		$0.00

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$0.00

(1)

The prospectus to which this Exhibit is attached is a preliminary prospectus for the related offering. This table relates to the payment of registration fees in connection with the Registration Statement of which this prospectus is attached (No. 333-264255).

(2)

No additional consideration will be paid by the purchasers of asset backed notes registered under this registration statement for the collateral certificate, which is pledged as security for such asset backed notes and issued by World Financial Network Credit Card Master Trust. The collateral certificate will not be offered to investors pursuant to this registration statement.

(3)

The proposed maximum aggregate offering price set forth herein represents $1,692,363,360.37 of Asset-Backed Securities previously registered under Registration Statement No. 333-230197 that remain unsold.